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                                                      Exhibit 12.2


          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                              Six Months Ended
                                                  June 30
                                               1996      1995
                                                (In Millions)
Earnings:
   Earnings before income taxes and
     extraordinary item                      $  382    $  257
   Fixed charges, from below                    600       625
   Undistributed earnings of affiliates         (32)      (23)
   Interest capitalized                         (39)      (22)
                                              -----     -----
   Earnings                                  $  911    $  837
                                              =====     =====

Fixed charges:

   Interest expense                          $  159    $  203
   Preferred stock dividend requirements         52        38
   Portion of rental expense representative
     of the interest factor                     389       384
                                              -----     -----
   Fixed charges                             $  600    $  625
                                              =====     =====

Ratio of earnings to fixed charges             1.52      1.34
                                              =====     =====

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